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                                                                 EXHIBIT 10.15
                                         [LOGO]

                            EXECUTIVE DEFERRED COMPENSATION
                                       AGREEMENT


     THIS AGREEMENT, entered into this 1ST DAY OF JANUARY, 1998, by and between JIM BARR III, (hereinafter referred to as "Executive") and TDS Telecommunications Corporation, (hereinafter referred to as "Company"), a Delaware corporation, located at 301 South Westfield Road, Madison, WI, 53717.

                                W I T N E S S E T H:

     WHEREAS, the Executive is now and will in the future be rendering valuable services to the Company, and the Company desires to assure the continued loyalty, service and counsel of the Executive; and

     WHEREAS, the Executive desires to defer a portion of his or her salary until retirement, resignation, disability or death, or to a specific date greater than one year from the date of this agreement.

     NOW, THEREFORE, in consideration of the covenants and agreements herein set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows:

     1. DEFERRED COMPENSATION AGREEMENT. The Company agrees to establish and maintain a book reserve (the "Deferred Compensation Account") for the purpose of measuring the amount of deferred compensation payable under this Agreement. Credits shall be made to the Deferred Compensation Account as follows:

          (a) On each issuance of the Executive's biweekly payroll check, (scheduled for the 15th and the last day of each month), during the Executive's continued active employment with the Company, there shall be deducted an amount equivalent to 89 (EIGHTY-NINE) percent of the Executive's gross compensation for the pay period which will be credited to the Deferred Compensation Account. The first deduction will occur on the Executive's biweekly payroll check dated JANUARY 23, 1998.

          (b) Commencing on JANUARY 31, 1998, and on the last day of each month thereafter during the Executive's continued employment with the Company, there shall be credited to the Deferred Compensation Account (before any amount is credited for the month then ending pursuant to paragraph 1(a), interest compounded monthly computed at a rate equal to one-twelfth (1/12) of the average thirty (30) year Treasury Bond rate of interest (as published in the Wall Street Journal for the last day of the

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               preceding month) plus 1.25 percentage points. Semi-annual
               reports which specify the amount credited to the Executive's Deferred Compensation Account during the previous period (amount deferred plus interest) and the then current balance, shall be provided to the Executive.

          (c) The Deferred Compensation percentage elected in section 1(a) shall be deducted and credited to the Deferred Compensation Account for all compensation paid to the Executive, including bonus and retroactive pay increases.

          (d) The Executive may elect to defer additional amounts from gross compensation. The additional amounts deferred will approximate the amount withheld biweekly as the Executive's share of OASDI taxes. Deductions of the additional amounts will begin with the Executive's biweekly payroll check after the OASDI wage limit has been reached and continue until the end of the year.

               i)  ____________ Check here for this paragraph to apply.

               ii) ____________ Additional amount to be deducted.


          (e) The Executive may terminate participation in the Agreement with respect to the deferral of future compensation at any time. In the event the Executive elects to make such a discontinuance, he or she shall remain eligible to receive the benefits under Section 2 with respect to amounts already deferred. Previously deferred amounts are not payable until retirement, resignation, disability or death. After a discontinuance, Executive may not again elect to participate with respect to future deferrals until a subsequent calendar year.

          (f) The Deferred Compensation percentage selected in 1(a) shall be in effect for the entire plan year unless participation is terminated. The Executive may not elect to change the percentage until a new plan year commences. An election under paragraph shall be in effect until the end of the calendar year unless participation is terminated.

          (g) All or a portion of the bonuses that an executive receives will be credited to the Executive's Deferred Compensation account.

               i)  _________________ Check here for this paragraph to apply.

               ii) _________________ This additional percentage of my bonus(es)
                                     should be credited to the deferred
                                     compensation account.

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2.   PAYMENT OF DEFERRED COMPENSATION.

          (a) In the event the Executive terminates his/her employment for whatever reason, the Company must compute the "Ending Balance" in the Deferred Compensation Account. This Ending Balance shall include all deferrals and interest as of the last day of the preceding month, and any deferrals made in the current month. In the event that the Executive becomes disabled, his/her employment shall for these purposes be deemed to terminate on the first day of the month in which he/she begins to receive long term disability payments provided by the Company's insurance carrier (thus, the Ending Balance shall be computed as of the preceding month). Payment of deferred compensation under these events will be in accordance with the Executive's payment method election in paragraph 2(e).

          (b) The Executive must elect the payment method for receiving his/her Ending Balance either in a lump sum or in an indicated number of installments. This determination must be made at the time of execution of the agreement in Section 2(e) and will apply to all deferrals. Any amendment changing the installment method of payment must be made at least two (2) years prior to the termination of employment to be considered effective.

          (c) In the event the Executive chooses the installment option, the Executive must inform the Company of the number of installments he or she wishes to receive. The installments will be paid quarterly (not to exceed 20 quarters) commencing with the fifteenth day of the quarter following the quarter in which the Executive's service with the Company terminates. Installments will then be paid on the fifteenth day of each succeeding calendar quarter until the Ending Balance and all accrued interest, which includes interest earned during the installment period, has been paid. If the Executive chooses the lump sum option, such sum must be paid within forty-five
               (45) days after the Executive's service with the Company terminates.

          (d) If the Executive dies prior to the total distribution of the Ending Balance, the Company shall pay an amount equal to the then current balance including accrued interest in the Deferred Compensation Account, in a lump sum within forty-five
               (45) days following the Executive's death to the Executive's Designated Beneficiary (as hereinafter defined). However, if the Executive is married at the time of death, the Executive may designate (at the time of entering this Agreement or upon a subsequent marriage) that the payments specified in 2(c) shall continue to the spouse. If such spouse dies before all payments are made, the procedures in 3(a) and 3(b) shall apply.

           (e) Payment of Deferred Compensation Election (choose one option):

               i)    CHECK          Lump sum distribution; or
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               ii)  _______________ Installment method. The amount of each installment shall be equal to one- ____________ (cannot be less than one-twentieth) of the Ending Balance plus accrued interest compounded monthly for the preceding calendar quarter.

               If the Executive does not fully complete the blanks shown in paragraph 2(e), Executive will receive the lump sum option.

          (f) The Executive must elect the deferral date for receiving his/her Ending Balance. This date is to be either retirement, or a specific date greater than one year from the date of this agreement. This determination must be made at the time of execution of the agreement in Section 2(g) and will apply to all deferrals.

          (g)  Election of Deferral Date (choose one option):

               i)    CHECK      Retirement; or
                  -----------
               ii) ____________ Specific Date: _______________ (must be
                   greater than one year from the date of this agreement)

               If the executive does not fully complete the blanks shown in paragraph 2(g), Executive will receive the retirement deferral option.


          (h) In the event of an unforeseeable emergency, the Executive may make withdrawals from the Deferred Compensation Account in an amount equal to that which is reasonably necessary to satisfy the emergency. An unforeseeable emergency means a severe financial hardship to the Executive resulting from a sudden and unexpected illness or accident of the Executive or of a dependent (as defined in Internal Revenue Code Section 152(a)) of the Executive, loss of the Executive's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive. The circumstances that will constitute an emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (a) through reimbursement or compensation by insurance or otherwise; (b) by liquidation of the Executive's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or
               (c) by cessation of deferrals under this Agreement. Examples of what are not considered to be unforeseeable emergencies include the need to send an Executive's child to college or the desire to purchase a home.

               In the event the Company approves the payment of a withdrawal due to an unforeseeable emergency, such payment shall be made by the Company to the Executive in a lump sum within forty-five (45) days after approval of such request.

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3.   DESIGNATION OF BENEFICIARIES.

          (a) The Executive may designate a beneficiary to receive any amount payable pursuant to paragraph 2(c) (the "Designated Beneficiary") by executing or filing with the Company during his/her lifetime, a Beneficiary Designation in the form attached hereto. The Executive may change or revoke any such designation by executing and filing with the Company during his/her lifetime a new Beneficiary Designation. If the Executive is married and names someone other than his/her spouse (e.g., child) as beneficiary, the spouse must consent by signing the designated area of the Beneficiary Designation form in the presence of a Notary Public.

          (b) If any Designated Beneficiary predeceases the Executive, or if any corporation, partnership, trust or other entity which is a Designated Beneficiary is terminated, dissolved, becomes insolvent, is adjudicated bankrupt prior to the date of the Executive's death, or if the Executive fails to designate a beneficiary, then the following persons in the order set forth below shall receive the entire amount specified in paragraph 2(c) above, which the previous Designated Beneficiary would have been entitled to receive:

               i)   Executive's spouse, if living; otherwise
               ii) Executive's then living descendants, per stirpes; and otherwise;
               iii) Executive's estate

4.   MISCELLANEOUS.

          (a) The right of the Executive or any other person to any payment of benefits under this Agreement may not be assigned, transferred, pledged or encumbered.

          (b) If the Company finds that any person to whom any amount is payable under this Agreement is unable to care for his/her affairs because of illness or accident, or is under any legal disability which prevents the Executive from caring for his or her affairs, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be made to the spouse, a child, a parent, or a brother or sister of such person, or to any party deemed by the Company to have incurred expenses for such person otherwise entitled to payment, in such manner and proportions as the Company may determine. Any such lump sum payment, as discussed in 2(d), shall be a complete discharge of the liability of the Company under this Agreement for such payment.

          (c) This Agreement shall be construed in accordance with and governed by the laws of the State of Wisconsin.


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          (d)  The Executive is considered to be a general unsecured creditor of the Company with regard to the deferred compensation amounts to which this Agreement pertains.

          (e) The deferred amounts under this Agreement are unfunded for tax and ERISA purposes.

          (f) The Company must deduct from all payments made hereunder all applicable federal or state taxes required to be withheld from such payments.

          (g) This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

          (h) In the event any provision of this Agreement is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement must be construed and enforced as if the illegal or invalid provision had not been included.




     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                   TDS TELECOMMUNICATIONS CORPORATION
                                   ("COMPANY"):

                                   By: /s/ William G. Grabel
                                       ---------------------------------

                                   EXECUTIVE:

                                   By: /s/ James Barr III
                                       ---------------------------------




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